SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                          April 9, 2004 (April 6, 2004)

                            CAPITAL GOLD CORPORATION
             (Exact name of registrant as specified in its charter)

             NEVADA                    0-13078                   13-3180530
(State or other jurisdiction of      (Commission              (I.R.S. Employer
 incorporation or organization)      File Number)            Identification No.)

                      76 Beaver Street, New York, NY 10005
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (212) 344-2785


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Item 5. Other Events and Regulation FD Disclosure.

On April 6 and 8, 2004, effective March 31, 2004, Minera Santa Rita S. de R.L. de C.V. ("MSR"), one of our wholly-owned Mexican affiliates, and Grupo Minero FG S.A. de C.V. ("FG") executed an agreement (the "Termination Agreement") terminating their joint venture agreement (the "JV Agreement") with regard to the El Chanate project in Mexico.

Pursuant to the Termination Agreement, the parties have terminated amicably the JV Agreement and have released each other from all obligations under the JV Agreement. In consideration of FG's contributions to the venture of $457,455, we have agreed to issue to FG 2,000,000 restricted shares of our common stock and MSR has agreed to issue to FG a participation certificate entitling FG to receive five percent of the MSR's annual dividends, when declares. The participation certificate will also give FG the right to participate, but not to vote, in the meetings of MSR's Board of Managers, Technical Committee and Partners. MSR also received a right of first refusal to carry out the works and render construction services required to effectuate the El Chanate project. This right of first refusal is not applicable where a funding source for the project determines that others should render such works or services.

FG has agreed to assign or otherwise transfer to MSR all permits, licenses, consents and authorizations (collectively, "authorizations") for which FG had obtained in its name in connection with the development of the El Chanate project to the extent that the authorizations are assignable. If the authorizations are not assignable or otherwise transferable, FG has given its consent for the authorizations to be cancelled so that they can be re-issued or re-granted in MSR's name.

The foregoing discussion is qualified in its entirety by reference to the full text of the Termination Agreement which is filed as Exhibit 10.1 to this Report and incorporated herein by reference.

Item 7. Financial Statement and Exhibits.

(c)   Exhibits.

10.1 English version of Termination Agreement to joint venture agreement between Minera Santa Rita S. de R.L. de C.V. and Grupo Minero FG S.A. de C.V.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                            CAPITAL GOLD CORPORATION


                                            By: /s/ Gifford A. Dieterle
                                                ----------------------------
                                                Gifford A Dieterle
                                                President/Treasurer

Date: April 9, 2004


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